Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2019, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Computer Programs and Systems, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Computer Programs and Systems, Inc. on Form S-3 (File No. 333-209669) and on Forms S-8 (File No. 333-131165, File No. 333-181352, File No. 333-196020, File No. 333-208915 and File No. 333-217880).

/s/ GRANT THORNTON LLP
Atlanta, Georgia
March 18, 2019